Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-278434) on Form S-1, and in the registration statements (Nos. 333-278923 and 333-278922) on Form S-8, of our report dated March 20, 2025, with respect to the consolidated financial statements of Rubrik, Inc.

/s/ KPMG LLP
Santa Clara, California
March 20, 2025